[LETTERHEAD OF MINTZ LEVIN]

May 14, 2007

Board of Directors
Fortress International Group, Inc.
9841 Broken Land Parkway
Columbia, MD 21046

Gentlemen:

We have acted as counsel for Fortress International Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission, covering up to 2,100,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Company’s 2006 Omnibus Incentive Compensation Plan (the “Plan”).

We have examined copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware, its By-Laws as presently in effect, and minutes and other instruments evidencing actions taken by its directors, the Registration Statement and exhibits thereto, a copy of the Plan, and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents Fortress International Group, Inc. submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to the opinions set forth below, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. Insofar as this opinion relates to Common Stock to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Common Stock has been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion herein is based solely upon the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. Any such opinions are based upon our reasonable familiarity with the Delaware General Corporation Law of the State of Delaware as a result of our reading of standard published compilations of such laws and annotations thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Respectfully submitted,

/s/ MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, PC